Exhibit 10.1

                               SERVICES AGREEMENT

THIS AGREEMENT is entered into effective on the 19th day of February, 2001 by and between AMBIENT CORPORATION ("Client") and BECHTEL CORPORATION ("Bechtel").

1.0 SCOPE OF AGREEMENT

1.1 Services. Bechtel agrees to provide Client from time to time, in accordance with this Agreement, such of the following services as Client may request and as Bechtel may be able to provide: engineering, procurement, project management, program management, construction management, project cost and schedule planning, project development support, financing assistance, or other professional or technical services ("Services").

1.2 Ordering Procedure. Services may be requested by Client by letter or in the form of Client's purchase order or similar preprinted document. If and when expressly agreed to by Bechtel in writing, in the form of the sample Work Order attached hereto as Attachment A, a request for Services shall become effective as a Work Order under this Agreement.

1.3 Terms and Conditions. The terms and conditions of this Agreement shall govern each Work Order except to the extent expressly supplemented or modified in the Work Order by mutual agreement to suit the particular circumstances of the Work Order. Preprinted terms and conditions contained on any purchase order or similar document issued to Bechtel by Client are superseded by the terms and conditions of this Agreement.

1.4 Changes. Changes to any Work Order shall be processed like an original Work Order and shall be similarly subject to mutual agreement.

1.5 Authorized Representatives. Each party shall advise the other of the representative(s) authorized by such party to issue or agree to Work Orders under this Agreement.

2.0 PERFORMANCE OF SERVICES

2.1 Independent Contractor. Bechtel shall perform Services as an independent contractor in accordance with the applicable Work Order and Bechtel's own methods and procedures.

2.2 Agency Function. Where Services such as procurement or construction management require Bechtel to deal with contractors, suppliers, shippers, or other third parties, Bechtel shall carry out such Services as Client's agent.

      2.2.1 Client hereby authorizes Bechtel to represent to all such third parties that Bechtel is acting in Client's name with respect to such procurement or construction management. Upon Bechtel's request, Client shall confirm to such third parties Bechtel's authorization to so act for and on behalf of Client.


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      2.2.2 Client acknowledges that the work required to complete the Project shall require the involvement and assistance of other third party professionals and service companies ("Third Party Contractors") which may include but not be limited to architects, engineers, site acquisition consultants, regulatory consultants, environmental consultants, geotechnical firms, surveyors, and construction contractors. Bechtel shall make reasonable efforts to locate and interview Third Party Contractors as agent for Client. Privity of contract shall exist only between Client and the Third Party Contractors with respect to the services to be performed by the Third Party Contractors pursuant to express written agreements that are executed by Client and such Third Party Contractors. Bechtel shall coordinate and manage the services of the Third Party Contractors as agent for Client, subject to any limitations on Bechtel's authority mutually agreed by the parties. Client shall be solely responsible for the payment of invoices submitted by the Third Party Contractors; provided that Bechtel shall provide the accounting and controller management services set forth in the applicable Work Order. Client shall indemnify and defend Bechtel from any and all claims, losses, costs or expenses arising from the services provided by the Third Party Contractors, provided that Client shall not indemnify Bechtel to the extent that such claims, losses, costs or expenses arise in whole or in part from the failure of Bechtel to coordinate, monitor and manage the services of the Third Party Contractors or otherwise perform the Services as required by this Agreement.

      2.2.3 In conjunction with performing Services as described in this Section 2.2, Bechtel shall be responsible for inspecting the work of Third Party Contractors and/or their subcontractors on the construction sites from time to time or as directed by Client to monitor compliance by such Third Party Contractors with their contractual responsibilities to Client. With regard to work quality and safety, Bechtel's obligations are to report any deficiencies or instances of noncompliance by such Third Party Contractors to Client and to make recommendations on how to remedy such deficiencies or such noncompliance, recognizing that Bechtel is providing project management services and that Client will look to the Third Party Contractors to remedy any deficiencies in their work quality and for implementation of the safety programs.

2.3 Client Information. Bechtel shall perform the Services based upon information furnished by Client, and Bechtel shall be entitled to rely upon such information.

2.4 Completion. Bechtel shall exercise its best efforts to perform the Services on a timely basis. Upon completion of the Services under a particular Work Order, Bechtel shall have the right to notify Client in writing of the date of said completion and request confirmation of same by Client. Upon receipt of such notice, Client shall promptly confirm to Bechtel in writing that the Services referred to in said notice were completed on the date indicated in said notice or provide Bechtel with a written listing of the Services not completed. Any Services included in Bechtel's notice to Client and not listed by Client as incomplete in a listing delivered to Bechtel within thirty days of Client's receipt of such notice shall be deemed complete and accepted. With respect to Services listed by Client as incomplete, Bechtel shall complete such Services, or


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explain why such Services should be deemed completed, and the above acceptance procedure shall be repeated.

2.5 Standard of Performance. Bechtel shall perform the Services with that degree of skill and judgment normally exercised by recognized professional firms performing services of a similar nature. Bechtel shall reperform at its own expense any of its Services that fail to meet such standard; provided that Bechtel's liability shall be limited to the reperformance of those deficient Services of which Client has notified Bechtel not later than thirty (30) days after discovery thereof and in no event later than one (1) year following completion of such Services; and provided further that such corrective reperformance shall be Bechtel's sole liability and Client's exclusive remedy for deficient Services. Bechtel shall not be liable with respect to any goods or services furnished by third parties. BECHTEL DISCLAIMS AND CLIENT WAIVES ANY STANDARDS OF PERFORMANCE OR WARRANTIES, INCLUDING IMPLIED OR STATUTORY WARRANTIES OTHER THEN THOSE EXPRESSED IN THIS AGREEMENT.

3.0 COMPENSATION AND PAYMENT

3.1 Recoverable Costs. As compensation for the performance of the Services, Client shall pay Bechtel's "Recoverable Costs", (consisting of the sum of Personnel Costs, as defined in Section 3.2 below, and Other Direct Costs, as defined in Section 3.3 below), plus a "Fee" of four percent (4 %) applied to all Personnel Costs.

3.2 Personnel Costs. "Personnel Costs" shall be determined by standard hourly, daily, or weekly rates by project position, as identified in Attachment B to this Agreement. These rates shall be deemed to cover, with respect to employees working on a Client project, the cost of employee holidays and paid time off; social, insurance, retirement, and other fringe benefits; payroll taxes; premiums for unemployment, workers' compensation, and employer liability insurance; general and administrative expenses; costs of maintaining established offices and other corporate resources.

3.3 Other Direct Costs. "Other Direct Costs" incurred by Bechtel in connection with the Services, determined in accordance with Bechtel's established policies and practices, shall consist of: (1) actual and reasonable transportation, subsistence, and other travel related expenses; (2) costs associated with consultants and other outside services and facilities; (3) cost for communications expenses, including telephone and courier services; (4) costs for computers and data processing directly related to the performance of the services; (5) taxes, except payroll taxes (which are included in Section 3.2 above) and taxes levied on Bechtel's net income; and (6) other direct costs and expenses incurred by Bechtel that are incidental to and reasonably necessary for the performance of the Services.

3.4 Invoicing and Payment. Bechtel shall prepare and submit to Client progress invoices covering the Services on a biweekly basis. Each such invoice shall reference this Agreement and the Work Order under which the Services were performed and will be supported by such substantiating data as Client may reasonably require. Client shall pay Bechtel the total amount shown to be due on any such invoice within fifteen (15) calendar days of receipt of such invoice.


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All payments hereunder shall be made by electronic wire transfer to the account designated by Bechtel. Should Client dispute any portion of an invoice, Client shall pay the undisputed portion within fifteen (15) calendar days from the date of receipt and, within the same time, advise Bechtel in writing of the disputed portion.

3.5 Late Payment. Amounts owed to Bechtel beyond fifteen (15) calendar days after receipt of invoice by Client shall accrue interest each day such invoice is not paid at the lesser of: (1) a rate equal to two percent (2%) above the prime lending rate quoted to substantial and responsible commercial borrowers on ninety day loans by the Morgan Guaranty Trust Company of New York, USA each day such interest accrues; or (2) the maximum rate permitted by applicable law.

4.0 ACCOUNTING OF COSTS

Bechtel shall maintain books and accounts of the Recoverable Costs in accordance with Bechtel's established accounting policies and practices. Client shall have access to these books and accounts during Bechtel's normal business hours for the duration of the applicable Work Order and for a period of one year after completion or termination of the Services thereunder, to the extent required to verify the Recoverable Costs invoiced hereunder (not including the hourly rates, fixed rates, or cost agreed to by Bechtel and Client).

5.0 LIMITATION ON LIABILITY AND INSURANCE

5.1 Property Damages. Client shall provide for Bechtel to be included under any project insurance coverage maintained for any project to which the Services relate. Under no circumstances shall Bechtel or its subcontractors or suppliers be liable for any loss of or damage to Client's property or property in Client's custody, or for goods or services furnished by others.

5.2 Insurance.

      5.2.1 Bechtel Insurance. While it is performing Services under any Work Order, Bechtel shall maintain comprehensive general liability insurance (with minimum limits of liability at least equal to $1,000,000 per occurrence and $2,000,000 in the aggregate) for claims for damages due to bodily injury (inclusive of death) and property damage arising out of acts or omissions of Bechtel, its agents, servants, and employees. Bechtel shall provide for Client to be included as an additional insured under any such insurance coverage. Bechtel shall also maintain workers' compensation coverage as may be required by applicable law.

      5.2.2 Client Insurance. Prior to commencement of Services at the Project sites, Client shall procure and maintain (or upon Client's request, Bechtel shall obtain at Client's expense), during the performance of the Services and for such additional period as hereinafter specified, Builder's Risk Insurance described below covering Client, Bechtel and all contractors and subcontractors at every tier as Named Insureds. Such insurance shall include a waiver of subrogation in favor of all Named Insureds. Client shall maintain Builder's Risk Insurance, insuring on an "All Risks" basis with a limit of not


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      less than the full insurable replacement cost of the Project, subject to reasonable and customary deductible amounts as selected by Client, and covering the Project and all materials and equipment to be incorporated therein, including property in transit, in storage or elsewhere. Such insurance shall state that it is primary, shall include coverage for physical damage resulting in any way from the Services, including physical loss or damage resulting from design error, faulty workmanship or defective materials, and shall include an insurer's waiver of subrogation or right of recourse in favor of each Named Insured thereunder. Furthermore, such insurance shall remain in effect until the entire Project is completed and accepted by Client.

5.3 Consequential Damages. Under no circumstances shall Bechtel or its subcontractors or suppliers be liable for any consequential, indirect, or incidental losses or damages, including but not limited to loss of use, lost revenues or profits, costs of purchased or replacement power, costs of capital or financing, increased operating costs, loss of goodwill, contractual claims by third parties, and regulatory sanctions, and Client hereby releases Bechtel from any such liability. Any costs incurred by Bechtel as a result of any such loss or damage shall be Recoverable Costs under this Agreement.

5.4 Total Liability. Bechtel's total liability to Client arising out of or in connection with this Agreement or any particular Services requested under this Agreement, however caused, shall in no event exceed the lesser of (a) the amount of compensation received by Bechtel under the Work Order under which such liability arises, or (b) $500,000 in the cumulative aggregate for all causes arising out of or in connection with this Agreement, and Client hereby releases Bechtel from any liability in excess thereof.

5.5 Other Owners. Client represents and assures that releases of Bechtel from liability, limitations on Bechtel's liability, and indemnities of Bechtel no less protective than those expressed in this Agreement are or will be made binding on all present and future assignees and successors to Client to which Bechtel's Services relate. Client shall indemnify and defend Bechtel from any claim or suit by or through any such assignees and successors to Client, or liability resulting therefrom, to the extent that Bechtel's liability to Client and all such assignees and successors to Client exceeds the aggregate amount for which Bechtel would be liable to Client under the terms of this Agreement,

5.6 Applicability. Bechtel disclaims and Client agrees to waive any standards of performance or warranties, including implied or statutory warranties, other then those expressed in this Agreement. Client's remedies specified in this Agreement are Client's exclusive remedies for liabilities of Bechtel arising under this Agreement. Releases from liability, limitations on liability, and indemnities expressed in this Agreement shall apply even in the event of Bechtel's fault or negligence (in whole or in part), and whether founded in contract, tort, strict liability, indemnity, or other basis of liability, and shall extend to Bechtel and its affiliated companies and its and their shareholders, directors, officers, employees, agents, and subcontractors (if any).

6.0 FORCE MAJEURE


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Bechtel shall not be considered in default in the performance of its obligations hereunder to the extent that the performance of any such obligation is prevented or delayed or becomes impracticable by reason of any cause that is beyond Bechtel's reasonable control, including changes in applicable law or the interpretation thereof, and including action, inaction, or delay by Client or by any other contractor or supplier to Client. In any such event of force majeure, Bechtel shall advise Client of the effect of such event, and the parties shall negotiate an equitable adjustment to their respective obligations under this Agreement.

7.0 RIGHTS TO WORK PRODUCT

7.1 Ownership. Final drawings, specifications, reports, and data developed by Bechtel as a part of Services shall become the property of Client upon payment therefor. Ownership of the copyright and other underlying intellectual property rights to work developed by Bechtel as part of the Services which relate:

      (i) to tools and techniques used for project management, engineering, and construction shall remain with Bechtel and Client shall have a perpetual, royalty free license to use such rights for use in its telecommunications business, and

      (ii) to telecommunications software or hardware shall be the property of the Client (provided the Services are paid for). .

Bechtel reserves all rights to information, including software, that may be used in connection with the Services but that is neither developed under this Agreement nor originally obtained from Client.

7.2 Exclusive Use. Bechtel's work product under this Agreement shall be for the use solely of Client and solely for the project or other purpose to which such work product relates, and Client releases and agrees to hold Bechtel harmless from any claim or liability arising from any unauthorized use of such work product. The provisions of this Article shall survive termination of this Agreement.

8.0 CONFIDENTIALITY

8.1 The Parties acknowledge entering into a Mutual Non-Disclosure Agreement ("NDA") a copy of which is attached hereto as Attachment C, and agree that the terms of the NDA are incorporated herein. Any information provided by either party to the other in connection with this Agreement that is designated in writing by the disclosing party as confidential in accordance with the terms of the NDA shall be subject to the terms of the NDA.

8.2 Survival. The parties' obligations under this Article 8.0 shall survive expiration or termination of this Agreement.

9.0 SUBCONTRACTING


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Bechtel may subcontract its Services in whole or in part and/or disclose confidential information to its affiliated entities without the prior approval of Client. Bechtel hereby guarantees to Client that such affiliated entities will comply with the responsibilities and liabilities herein assumed by Bechtel, and Client agrees to hold only Bechtel responsible for any failure to so comply. Client agrees that the limitations on Bechtel's liability set forth in this Agreement constitute the aggregate limit of liability of Bechtel and its related entities under this Agreement.

10.0 SUSPENSION AND TERMINATION

10.1 Termination for Convenience. Either party may terminate this Agreement at any time upon not less than fifteen (l5) days prior written notice to the other, provided that termination by Bechtel shall not affect completion of uncompleted Services except with Client's consent. In addition, Client may suspend or terminate any Work Order at any time upon not less than fifteen (15) days prior written notice to Bechtel.

10.2 Termination for Nonpayment. In the event any amount due Bechtel under this Agreement becomes overdue by more than fifteen (15) days, Bechtel may suspend providing Services under the applicable Work Order(s), and may withhold providing further Services under this Agreement, until such past due amounts and interest due thereon are paid, without thereby being in default and without prejudice to any of its rights or remedies under this Agreement or at law. If Client continues to fail to pay amounts due within thirty (30) days after the commencement of any such suspension, Bechtel may terminate the affected Work Order(s).

10.3 Effect of Termination. In the event of a termination under this Article, Bechtel shall cease performance of the affected Services as applicable, and shall take such winding-up actions in connection with such termination as Client may reasonably direct. Promptly after any such termination, Bechtel shall submit an invoice for, and Client shall pay to Bechtel, all compensation due for the terminated Services, plus all Recoverable Costs reasonably incurred as a result of the termination.

11.0 GENERAL

11.1 Entire Agreement. This Agreement, as it may be amended and implemented through Work Orders from time to time, constitutes the entire agreement between the parties relating to the subject matter hereof, and supersedes any previous proposals, representations, or understandings except as may be specifically incorporated herein.

11.2 Pre-Agreement Services. Any Services provided for herein that were performed or furnished by Bechtel prior to the effective date of this Agreement shall be deemed to have been performed under this Agreement.

11.3 Amendments. This Agreement may not be modified except by an instrument in writing signed by authorized representatives of both parties.


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11.4 Severability. In the event that any of the provisions of this Agreement, or portions or applications thereof, are held to be unenforceable or invalid by any court of competent jurisdiction, Client and Bechtel shall negotiate an equitable adjustment to the provisions of this Agreement with a view toward effectuating to the extent possible the original purpose of this Agreement, and the validity and enforceability of the remaining provisions, or portions or applications thereof, shall not be affected thereby.

AMBIENT CORPORATION                         BECHTEL CORPORATION


By /s/ Mark S. Isaacson                     By /s/ George E. Conniff
  -----------------------------               ---------------------------------
Name (print) Mark S. Isaacson               Name (print) George E. Conniff
    ---------------------------                 -------------------------------
Title Chief Executive Officer               Title President
    ---------------------------                  ------------------------------
Date February 19, 2001                      Date February 23, 2001
    ---------------------------                 -------------------------------


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